August 10, 2007 ThomasLloyd Funds Trustees of the ThomasLloyd Funds 427 Bedford Road Pleasantville, NY 10570
Catalyst Funds Trustees of the Catalyst Funds 630 Fitzwatertown Road, Building A, 2nd Floor Willow Grove, PA 19090

Re:

AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION, DATED AS OF AUGUST 10, 2007 (THE "AGREEMENT"), BY AND AMONG THE THOMASLLOYD OPTI-flex® FUND (THE "TRANSFERRING FUND"), A SERIES OF THOMASLLOYD FUNDS, A MASSACHUSETTS BUSINESS TRUST ("THOMASLLOYD FUNDS"); THE CATALYST OPTI-flex® FUND (THE "ACQUIRING FUND"),  A NEWLY FORMED SERIES OF CATALYST FUNDS, AN OHIO BUSINESS TRUST ("CATALYST FUNDS"); AND SOLELY FOR THE PURPOSES OF PARAGRAPH 6.2 OF THE AGREEMENT, CATALYST CAPITAL ADVISORS LLC ("CATALYST") AND THOMASLLOYD GLOBAL ASSET MANAGEMENT (AMERICAS) LLC ("THOMASLLOYD")

Ladies and Gentlemen:

You have requested our opinion with respect to certain of the Federal income tax consequences of a proposed transaction consisting of (i) the transfer of all of the assets of the Transferring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund ("Acquiring Fund Shares"); (ii) the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Transferring Fund in exchange for their shares of beneficial interest of the Transferring Fund (the "Transferring Fund Shares") in liquidation of the Transferring Fund, all upon the terms and conditions set forth in the Agreement (the “Reorganization”).  Both the Transferring Fund Shares and the Acquiring Fund Shares will consist of Class A and Class C Shares.  In the Reorganization, Class A Acquiring Fund Shares will be distributed in exchange for Class A Transferring Fund Shares and Class C Acquiring Fund Shares will be distributed in exchange for Class C Transferring Fund Shares.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon (i) the Agreement; (ii) certain representations concerning the Reorganization made to us by ThomasLloyd Funds, on behalf of the Transferring Fund, and Catalyst Funds, on behalf of the Acquiring Fund, in letters of even date herewith (the "Representation Letters"); (iii) all other documents, financial and other reports which we deemed relevant or appropriate; and (iv) the Code,1 applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.  For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letters are true and correct and that the conditions to the parties' obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder.  We have relied on the representations in the Representation Letters in rendering our opinion.  To the extent that any representation in either of the Representation Letters is inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion.  In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein.  We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein.  We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

Based upon the foregoing, it is our opinion for federal income tax purposes that:

(a)

The transfer of all of the Transferring Fund assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund followed by the distribution of the Acquiring Fund Shares to the Transferring Fund Shareholders in dissolution and liquidation of the Transferring Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Transferring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)

No gain or loss will be recognized by the Transferring Fund upon the transfer of the Transferring Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Transferring Fund Shareholders in exchange for their shares of the Transferring Fund.

(c)

No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Transferring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Transferring Fund.

(d)

The tax basis of the Transferring Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Transferring Fund immediately prior to the Closing, and the holding period of the assets of the Transferring Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Transferring Fund.

(e)

No gain or loss will be recognized by the Transferring Fund Shareholders upon the exchange of their Transferring Fund Shares for the Acquiring Fund Shares in liquidation of the Transferring Fund.

(f)

The aggregate tax basis for the Acquiring Fund Shares received by each Transferring Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Transferring Fund Shares actually or constructively surrendered in exchange for those Acquiring Fund Shares.  The holding period of the Acquiring Fund Shares received by each Transferring Fund Shareholder will include the period during which the Transferring Fund Shares exchanged therefor were held by such Shareholder (provided the Transferring Fund Shares were held as capital assets on the date of the Closing).

(g)

For purposes of Section 381 of the Code, the Acquiring Fund will be treated as the same corporation as the Transferring Fund, the tax attributes of the Transferring Fund enumerated in Section 381(c) of the Code will be taken into account by the Acquiring Fund as if there had been no reorganization, and the part of the Transferring Fund's taxable year before the Reorganization will be included in the Acquiring Fund's taxable year after the Reorganization.

This is a limited scope opinion.  The opinion is limited to one or more federal income tax issues addressed in the opinion.  Additional issues may exist that could affect the federal tax treatment of the matter that is the subject of the opinion, and the opinion does not consider or provide a conclusion with respect to any additional issues.  With respect to any federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayers for the purpose of avoiding penalties that may be imposed on the taxpayers.  Moreover, there is no compensation arrangement and no referral agreement between us and any person with respect to promoting, marketing, or recommending the transaction (or any substantially similar arrangement) that is the subject of the opinion.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof.  We express no opinion as to the consequences of the Reorganization under state, local or foreign tax laws.  Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion.  We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above.  No opinion may be implied or inferred beyond what is expressly stated in this letter.  We express no opinion with respect to any matter not specifically addressed by the foregoing opinions.  By way of illustration, and without limitation of the foregoing, we express no opinion regarding (i) the federal income tax consequences of the payment of Reorganization expenses by ThomasLloyd, the investment advisor to the Transferring Fund, and by Catalyst, the investment advisor to the Acquiring Fund, except in relation to the qualification of the transfer of the Transferring Fund's assets to the Acquiring Fund as a reorganization under Section 368(a) of the Code; (ii) the effect of the Reorganization on the Transferring Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting; (iii) the effect of the Reorganization on any shareholder of the Transferring Fund that is required to recognize unrealized gains or losses for federal income tax purposes under a mark-to-market system of accounting; (iv) whether accrued market discount, if any, on any market discount bonds held by the Transferring Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (v) the tax consequences to shareholders of the Transferring Fund who are subject to special treatment under U.S. federal income tax laws, such as foreign persons, dealers in securities, life insurance companies, or financial institutions; and (vi) any state, local, or foreign tax consequences of the Reorganization.

1 All references to the "Code" are to the Internal Revenue Code of 1986, as amended.

Our opinions are being rendered to the Transferring Fund and the Acquiring Fund, and may be relied upon only by the Transferring Fund, the Acquiring Fund, and the shareholders of the Transferring Fund and the Acquiring Fund.  Moreover, the Transferring Fund, the Acquiring Fund, ThomasLloyd Funds, Catalyst Funds and the shareholders of the Funds are free to disclose the tax treatment or tax structure of any of the transactions described herein.

Very truly yours,

Thompson Hine LLP